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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the EDO Corporation 2006 Long-term Incentive Plan of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedule of EDO Corporation (the "Company"), management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                              /s/ Ernst & Young LLP


New York, New York
November 27, 2006